EXHIBIT 99.1

References in this Current Report on Form 8-K to “Bunge Limited,” “Bunge,” “we,” “us” and “our” refer to Bunge Limited and its consolidated subsidiaries, unless the context otherwise indicates.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Bunge Limited’s Annual Report on Form 10-K for the year end December 31, 2006 and elsewhere in this Current Report on Form 8-K. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

•                  our operations, competitive position, strategy and prospects;

•                  industry conditions, including the cyclicality of the oilseed processing industry, unpredictability of the weather and the impact of crop and animal disease on our business;

•                  estimated demand for the commodities and other products that we sell;

•                  the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

•                  our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

•                  governmental policies affecting our business, including agricultural and trade policies;

•                  our funding needs and financing sources; and

•                  the outcome of pending regulatory and legal proceedings.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Current Report on Form 8-K not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Annual Report.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this document.

Item 1.                          Business - Operating Segments and Geographic Areas

The following table sets forth the revised “Net Sales to External Customers by Operating Segment” portion of the table contained in the “Operating Segments and Geographic Areas” section of “Item 1. Business” of Bunge’s Annual Report of Form 10-K for the year ended December 31, 2006. You should read this information together with the other information included in this Current Report on Form 8-K, particularly Bunge’s consolidated financial statements and notes to the consolidated financial statements  and “Item 1. Business,” included in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2006.

	Year Ended December 31,
	2006	2005	2004
	(US$ in millions)
Net Sales to External Customers by Operating Segment(1):
Agribusiness	$18,909	$17,459	$17,977
Fertilizer	2,602	2,674	2,581
Edible oil products	3,798	3,385	3,872
Milling products	965	859	804
Total	$26,274	$24,377	$25,234

(1)             During the year ended December 31, 2006, we reclassified certain product lines from the agribusiness segment to the edible oil products segment, which resulted in amounts for the years ended December 31, 2005 and 2004 being reclassified to conform to this presentation. During the year ended December 31, 2006, we corrected our classification of interest on advances to suppliers by reclassifying amounts from cost of goods sold to net sales, which resulted in an increase in net sales by $78 million, $102 million and $66 million for the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, in the first quarter of 2007, we reclassified certain product lines from the edible oil products segment to the agribusiness segment, which resulted in the reclassification of amounts for the year ended December 31, 2006. We did not reflect this reclassification in periods prior to the year ended December 31, 2006.

Please see Note 24 to our consolidated financial statements included as part of Exhibit 99.2 of this Current Report on Form 8-K for additional operating segment information.

Item 6.                          Selected Financial Data

The following table sets forth the revised “Other Data” information and Note 4 included in the table contained in “Item 6. Selected Financial Data” of Bunge’s Annual Report of Form 10-K for the year ended December 31, 2006. You should read this information together with the other information included in this Current Report on Form 8-K, particularly Bunge’s consolidated financial statements and notes to the consolidated financial statements, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2006.

In October 2002, we acquired a controlling interest in Cereol, S.A., a French agribusiness company, and in April 2003 we acquired the remaining ownership interest in Cereol. As a result, we now own 100% of Cereol’s share capital and voting rights. Cereol’s results of operations have been included in our historical financial statements since October 1, 2002.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(in millions of metric tons)
Other Data:
Volumes:
Agribusiness	99.8	97.5	88.6	87.0	69.6
Fertilizer	11.6	11.5	11.6	11.5	10.7
Food products:
Edible oil products	4.8	4.3	4.7	4.1	2.0
Milling products	3.9	3.9	4.0	3.5	3.3
Other	—	—	—	0.1	0.2
Total food products	8.7	8.2	8.7	7.7	5.5
Total volume	120.1	117.2	108.9	106.2	85.8

(4)             Included in inventories were readily marketable inventories of $2,325 million, $1,534 million, $1,264 million, $1,846 million and $1,517 million at December 31, 2006, 2005, 2004, 2003 and 2002, respectively. Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

Item 7.           Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following sets forth the revised “Results of Operations – Segment Results” and “Results of Operations – 2006 Compared to 2005” sections contained in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Bunge’s Annual Report of Form 10-K for the year ended December 31, 2006. You should read this information together with the other information included in this Current Report on Form 8-K, particularly Bunge’s consolidated financial statements and notes to the consolidated financial statements, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Bunge’s Annual Report on Form 10-K for the year ended December 31, 2006.

Results of Operations - Segment Results

During the year ended December 31, 2006, we reclassified certain product lines from the agribusiness segment to the edible oil products segment, which resulted in amounts for the years ended December 31, 2005 and 2004 being reclassified to conform to this presentation. Also, in our consolidated statements of income, we reclassified certain earnings on investments in affiliates from other income (expense)—net to equity earnings in affiliates, which resulted in the reclassification of amounts in our segment results and our consolidated statements of income for the years ended December 31, 2005 and 2004 to conform to the this presentation. Additionally, in the first quarter of 2007, we reclassified certain product lines from the edible oil products segment to the agribusiness segment, which resulted in the reclassification of amounts for the year ended December 31, 2006. We did not reflect this reclassification in periods prior to the year ended December 31, 2006.

In 2006, we corrected our classification of interest income on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales. The effect of this reclassification was to increase cost of goods sold and net sales by $78 million, $102 million and $66 million for the years ended December 31, 2006, 2005 and 2004, respectively. The reclassification does not affect gross profit, segment operating profit or net income.

A summary of certain items in our consolidated statements of income and volumes by reportable segment for the periods indicated is set forth below.

	Year Ended December 31,
	2006	2005	Percent Change	2004	Percent Change
	(US$ in millions, except percentages)
Volumes (in thousands of metric tons):
Agribusiness	99,801	97,560	2%	88,619	10%
Fertilizer	11,578	11,478	1%	11,589	(1)%
Edible oil products	4,777	4,267	12%	4,728	(10)%
Milling products	3,895	3,890	—%	3,987	(2)%
Total	120,051	117,195	2%	108,923	8%
Net sales:
Agribusiness	$18,909	$17,459	8%	$17,977	(3)%
Fertilizer	2,602	2,674	(3)%	2,581	4%
Edible oil products	3,798	3,385	12%	3,872	(13)%
Milling products	965	859	12%	804	7%
Total	$26,274	$24,377	8%	$25,234	(3)%
Costs of goods sold:
Agribusiness	$(18,091)	$(16,638)	9%	$(17,041)	(2)%
Fertilizer	(2,276)	(2,333)	(2)%	(1,980)	18%
Edible oil products	(3,509)	(3,101)	13%	(3,615)	(14)%
Milling products	(827)	(734)	13%	(712)	3%
Total	$(24,703)	$(22,806)	8%	$(23,348)	(2)%
Gross profit:
Agribusiness	$818	$821	—%	$936	(12)%
Fertilizer	326	341	(4)%	601	(43)%
Edible oil products	289	284	2%	257	11%
Milling products	138	125	10%	92	36%
Total	$1,571	$1,571	—%	$1,886	(17)%
Selling, general and administrative expenses:
Agribusiness	$(516)	$(456)	13%	$(471)	(3)%
Fertilizer	(190)	(229)	(17)%	(197)	16%
Edible oil products	(207)	(215)	4%	(157)	37%
Milling products	(65)	(56)	16%	(46)	22%
Total	$(978)	$(956)	2%	$(871)	10%
Foreign exchange gain (loss):
Agribusiness	$(12)	$29		$(17)
Fertilizer	47	(47)		(32)
Edible oil products	5	—		5
Milling products	—	(1)		—
Total	$40	$(19)		$(44)

	Year Ended December 31,
	2006	2005	Percent Change	2004	Percent Change
	(US$ in millions, except percentages)
Interest income:
Agribusiness	$27	$21	29%	$21	—
Fertilizer	58	57	2%	50	14%
Edible oil products	2	3	(33)%	6	(50)%
Milling products	3	2	50%	3	(33)%
Total	$90	$83	8%	$80	4%
Interest expense:
Agribusiness	$(203)	$(140)	45%	$(111)	26%
Fertilizer	(39)	(41)	(5)%	(50)	(18)%
Edible oil products	(31)	(35)	(11)%	(32)	9%
Milling products	(7)	(7)	—%	(8)	(13)%
Total	$(280)	$(223)	26%	$(201)	11%
Segment operating profit:
Agribusiness	$114	$275	(59)%	$358	(23)%
Fertilizer	202	81	149%	372	(78)%
Edible oil products	58	37	57%	79	(53)%
Milling products	69	63	10%	41	54%
Total	$443	$456	(3)%	$850	(46)%
Depreciation, depletion and amortization:
Agribusiness	$126	$110	15%	$89	24%
Fertilizer	130	104	25%	70	49%
Edible oil products	53	50	6%	41	22%
Milling products	15	14	7%	12	17%
Total	$324	$278	17%	$212	31%
Net income	$521	$530	(2)%	$469	13%

(1)             Total segment operating profit is our consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by Bunge’s management to evaluate whether operating activities cover the financing costs of its business. Bunge believes total segment operating profit (loss) is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from continuing operations before income tax to total segment operating profit:

	Year Ended December 31,
	2006	2005	2004
	(US$ in millions)
Income from continuing operations before income tax	$522	$488	$891
Unallocated (income) expense—net(1)	(79)	(32)	(41)
Total segment operating profit	$443	$456	$850

(1)             Unallocated (income) expense—net includes interest income, interest expense, foreign exchange gains and losses and other income and expense not directly attributable to our operating segments.

Results of Operations — 2006 Compared to 2005

Agribusiness Segment.   Agribusiness segment net sales increased 8% primarily due to higher average selling prices for agricultural commodity products.

Cost of goods sold increased 9% primarily due to higher raw material costs, freight costs, increased energy costs primarily in North America and higher operational expenses due to the impact of the stronger Brazilian real on local currency costs when translated into U.S. dollars. The average Brazilian real-U.S. dollar exchange rate strengthened 12% in the year ended December 31, 2006 compared to the same period in 2005. In addition, 2006 included impairment and restructuring charges of $20 million and 2005 included a $27 million decrease in allowances for recoverable taxes and a $14 million reversal for a transactional tax provision due to a favorable tax ruling and $40 million of impairment and restructuring charges.

Gross profit was relatively unchanged primarily due to higher freight costs, increased energy costs, primarily in North America, and higher operational expenses due to the impact of the stronger Brazilian real on local currency costs when translated into U.S. dollars.

SG&A expenses increased 13% primarily due to increases in bad debt expense and from the impact of a stronger Brazilian real on local currency costs when translated into U.S. dollars. Offsetting the increase was a $4 million reduction in SG&A expenses due to a partial settlement payment we received in connection with litigation in Brazil.

Despite the appreciation of the Brazilian real at December 31, 2006 compared to December 31, 2005, foreign exchange losses in 2006 of $12 million were primarily the result of volatility in the value of the Brazilian real during the year relative to the U.S. dollar, particularly during the second quarter of 2006 when the Brazilian real devalued and Brazilian agribusiness inventory levels were at their highest levels during 2006. At December 31, 2005, the Brazilian real had appreciated 13% in value against the U.S. dollar compared to values at December 31, 2004, resulting in exchange gains of $29 million in 2005. Foreign exchange gains and losses are substantially offset by inventory mark-to-market adjustments, which are included in cost of goods sold. Interest expense increased 45% primarily due to higher average borrowings caused by higher average inventory levels and increases in short-term interest rates.

Segment operating profit decreased 59% primarily due to lower volumes and gross profit, higher SG&A expenses, foreign exchange losses and higher interest expense.

Fertilizer Segment.   Fertilizer segment net sales decreased 3% primarily due to lower average selling prices because of lower international prices for potash partially offset by a 1% increase in volumes.

Cost of goods sold decreased 2% primarily due to lower expenses resulting from the restructuring programs in Brazil initiated in the fourth quarter of 2005, partially offset by higher operating and depreciation expenses attributable to the expansion of our phosphate capacity which began production in the first quarter of 2006, and higher costs primarily due to the impact of the stronger Brazilian real on local currency costs when translated into U.S. dollars compared to 2005. Cost of goods sold in 2005 was reduced as a result of $28 million of value-added tax credits relating to taxes we paid in prior periods.

Gross profit decreased by 4% primarily due to lower average selling prices, higher operating and depreciation expenses and higher costs due to the impact of a stronger Brazilian real.

SG&A expenses decreased 17% primarily due to a reversal of a Brazilian social contribution tax provision of $18 million resulting from a favorable court ruling and lower expenses resulting from a workforce reduction we made earlier in the year. Partially offsetting the decrease were higher costs due to the impact of the stronger

Brazilian real. Included in SG&A expenses in 2006 were $2 million of cash restructuring charges relating to a workforce reduction.

Foreign exchange results for 2006 included exchange gains from our program to hedge the negative impact on results of a stronger Brazilian real on cost of goods sold and SG&A expenses.

Segment operating profit increased 149% primarily due to foreign exchange gains resulting from our hedging program and lower SG&A expenses.

Edible Oil Products Segment.   Edible oil products segment net sales increased 12% due to higher average selling prices and a 12% increase in volumes in most regions, especially in Europe. The increase in average selling prices followed the generally higher trend in agricultural commodity prices. The increase in volumes was largely driven by increased demand for vegetable oil used in the biodiesel industry. Our European operations also benefited from the consolidation of an acquisition in Poland, which was previously accounted for on the equity method of accounting. Our Brazilian operations benefited from expanded operations at one of our refining and packaging facilities.

Cost of goods sold increased 13% due to the increase in volumes, higher raw material costs and higher energy costs primarily in North America and increases in industrial costs resulting from the effects of a stronger Brazilian real on local currency costs when translated into U.S. dollars. Gross profit increased 2% primarily due to improved profitability and higher volumes in Europe. Included in cost of goods sold in 2006 was $2 million of impairment charges relating to the write-down of certain refining and packaging facilities in our Brazilian edible oil operations. Overall improved distribution and brand positioning also contributed to the improvement in gross profit.

SG&A expenses increased 4% primarily due to the effects of a stronger Brazilian real on local currency costs when translated into U.S. dollars partially offset by lower advertising expenses and a receipt of a $2 million partial settlement payment in connection with litigation in Brazil. In 2005, SG&A expenses included $2 million of restructuring charges relating to a workforce reduction in Brazil and Europe.

Segment operating profit increased 57% primarily due to improved profitability in Europe and the consolidation of an acquisition in Poland, which contributed $6 million to segment operating profit in 2006.

Milling Products Segment.   Milling products segment net sales increased 12% primarily due to higher wheat milling product volumes and higher average selling prices for wheat and corn milling products. Increases in wheat milling product volumes to bakery and industrial customers and corn milling product volumes to commercial customers more than offset the lower corn volumes sold to the U.S. government food aid program. Higher average selling prices in wheat and corn milling products were primarily caused by a reduction in global wheat stocks and higher corn prices in North America due to increases in demand for corn by ethanol producers.

Cost of goods sold increased 13% primarily due to higher raw material costs and increases in industrial costs resulting from the effects of a stronger Brazilian real on local currency costs when translated into U.S. dollars. Raw material cost increases were largely higher following the trend in wheat and corn prices. Gross profit increased 10% primarily due to improved milling product margins resulting from a shift to higher margin products. SG&A expenses increased 16% primarily due to the effects of a stronger Brazilian real.

Segment operating profit increased 10% as a result of the increase in gross profit and lower financial costs.

Financial Costs.   The following is a summary of consolidated financial costs for the periods indicated:

	Year Ended December 31,
(US$ in millions, except percentages)	2006	2005	Change
Interest income	$119	$104	14%
Interest expense	(280)	(231)	21%
Foreign exchange gains	59	(22)

Interest income increased 14% primarily due to higher average balances of interest bearing accounts receivable. Interest expense increased 21% due to higher average borrowings and higher average interest rates on short-term debt.

Foreign exchange gains of $59 million in 2006 on our U.S. dollar net monetary liability position in Brazil were primarily due to the 9% appreciation in the value of the Brazilian real versus the U.S. dollar at December 31, 2006 compared to December 31, 2005. Foreign exchange results also included hedging gains relating to foreign exchange derivative contracts to hedge the effects of exchange rate movements on our fertilizer segment industrial and SG&A expenses in Brazil. Foreign exchange losses of $22 million in 2005 included hedging costs related to our exposure in Brazil partially offset by exchange gains on our Brazilian U.S. dollar net monetary liability position primarily due to the 13% appreciation in the value of the Brazilian real versus the U.S. dollar at December 31, 2005 compared to December 31, 2004. In addition, in 2005, the 2% devaluation in the value of the Argentine peso versus the U.S. dollar at December 31, 2005 compared to December 31, 2004 resulted in exchange losses on our Argentine U.S. dollar net monetary liability position.

Other Income (Expense)—net. Other income (expense)—net increased $9 million to $31 million in 2006 from $22 million in 2005. The amount for 2006 primarily included a gain on sale of land in Europe for $31 million and 2005 included gains on interest rate derivative contracts and gains on sales of long-lived assets.

Income Tax Benefit (Expense).   Income tax benefit for 2006 of $36 million included a $67 million reversal of deferred tax valuation allowances and a charge of $21 million relating to a reversal of certain tax benefits on U.S. foreign sales recorded from 2001 to 2005 (See “—Factors Affecting our Operating Results - Income Taxes” above) and a charge of $14 million relating to certain income tax contingencies in Europe. Excluding these items, the income tax benefit was $4 million.

In 2004, we merged and spun-off several 100% owned European subsidiaries which generated statutory capital tax losses and the recognition of $60 million of net operating loss carryforwards. We had determined that it was more likely than not that the tax authorities would disallow the recognition of the statutory capital tax losses. Consequently, in 2004, Bunge recorded a valuation allowance of $60 million. In 2006, the tax authorities conducted audits of the tax returns of the applicable entities which included the statutory capital tax losses and no additional tax assessment were made by the tax authorities. In addition, the statute of limitations for auditing tax returns relating to the applicable returns that included the statutory capital tax losses expired on January 1, 2007. As a result, we reversed deferred tax valuation allowances of $72 million in 2006 as we now believe that it is more likely than not that the net operating losses will be recovered. The increase from the amount recorded in 2004 of $60 million compared to the $72 million reversed in 2006 represents the effects of foreign exchange translation adjustments. Offsetting the decrease in the reversal were additional valuation allowances of $5 million recorded in various entities relating to recoverability of deferred tax assets.

Income tax benefit for 2005 of $82 million included a $77 million reversal of a deferred tax liability as a result of a favorable tax ruling with respect to unremitted earnings of a foreign subsidiary acquired (See “—Factors Affecting our Operating Results - Income Taxes” above) and a $79 million reversal of deferred tax valuation allowances as a result of the projected utilization of net operating loss carryforwards. Excluding these items, the income tax expense was $74 million.

The decrease in the valuation allowance in 2005 resulted from the projected use of net operating loss carryforwards by our Brazilian subsidiaries. We were able to recognize these net operating loss carryforwards because of the legal restructuring of our Brazilian subsidiaries, increased statutory taxable income of these subsidiaries caused by the effects of the Brazilian real appreciation and actions undertaken to recover the net operating loss carryforwards. Our tax planning strategies in Brazil involve the use of foreign currency derivatives, optimizing the capital structure of our Brazilian subsidiaries to make it more tax efficient and using U.S. dollar-denominated intercompany loans.

The decrease in the income tax expense, excluding the items noted above, was primarily due to a decline in income from operations before income tax in subsidiaries that are in tax jurisdictions with higher income tax rates. The effects of a legal restructuring in Brazil, completed in 2005, also contributed to the lower income tax expense.

Minority Interest.   Minority interest expense decreased $11 million to $60 million in 2006 from $71 million in 2005 primarily due to lower earnings from Fosfertil.

Equity Earnings in Affiliates.   Equity earnings of affiliates decreased $8 million to $23 million in 2006 from $31 million in 2005 primarily due to lower earnings in Solae as a result of impairment and restructuring charges relating to the closure of a plant in China, employee severance costs and impairment charges relating to certain patent, technology and trademark investments in intangible assets no longer used in the business. Partially offsetting the decrease in equity in earnings of affiliates were higher earnings from our French oilseed processing and European biodiesel joint ventures.

Net Income.   Net income decreased $9 million to $521 million in 2006 from $530 million in 2005. Net income for 2006 includes the reversal of deferred tax valuation allowances of $67 million, impairment and restructuring charges of $16 million, net of tax, a reversal of a Brazilian social contribution tax provision of $8 million, net of tax and after minority interest, resulting from a favorable court ruling, a partial litigation settlement gain of $4 million, net of tax, $7 million of expense, net of tax, relating to the incremental share-based compensation cost as a result of the adoption of SFAS No. 123R,  an income tax expense of $21 million relating to a correction of certain tax benefits recognized from 2001 to 2005, an income tax expense of $14 million relating to certain income tax contingencies, $13 million of impairment and restructuring charges, net of tax, relating to our investment in affiliates in Solae and gains on sales of long-lived assets of $29 million.

Net income for 2005 includes the reversal of deferred tax valuation allowances of $79 million and a reduction of deferred tax liabilities of $77 million due to a favorable tax ruling, impairment and restructuring charges of $33 million, net of tax, the reversal of valuation allowances on recoverable taxes of $19 million, net of tax, the value-added tax credits of $17 million, net of tax, related to a change in tax laws, gains on sales of long-lived assets of $13 million, net of tax and a reversal of a transactional tax provision for $10 million, net of tax, due to a favorable tax ruling.